Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2019;
Initiates Fiscal 2020 through Fiscal 2024 Guidance; Raises Dividend 9.5 Percent
DALLAS (November 6, 2019) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fourth quarter ended September 30, 2019.

•
Fiscal 2019 consolidated net income was $511.4 million or $4.35 per diluted share, compared with consolidated net income of $603.1 million, or $5.43 per diluted share for the same period last year. Adjusted net income for the year ended September 30, 2018, was $444.3 million, or $4.00 per diluted share, after excluding the effects of implementing the Tax Cuts and Jobs Act of 2017 (TCJA) from the prior year.

•	Capital expenditures rose 15 percent to $1.7 billion for the year ended September 30, 2019, with approximately 87 percent of that spending related to system safety and reliability investments.

•	Atmos Energy expects fiscal 2020 earnings to be in the range of $4.58 to $4.73 per diluted share. Capital expenditures are expected to be in the range of $1.85 billion to $1.95 billion in fiscal 2020.

•
The company's Board of Directors has declared a quarterly dividend of $0.575 per common share. The indicated annual dividend for fiscal 2020 is $2.30, which represents a 9.5% increase over fiscal 2019.

Fiscal 2019 fourth quarter net income was $58.4 million or $0.49 per diluted share, compared with adjusted net income of $45.5 million, or $0.41 per diluted share for the same period last year, after excluding the effects of the TCJA in the prior-year quarter.
“Our investment strategy continues to improve the safety and reliability of our system, provide value to our customers and drive our financial performance,” said Kevin Akers, president and chief executive officer of Atmos Energy Corporation. “As we continue to modernize our natural gas distribution, transmission and storage systems, we remain well positioned to continue delivering annual earnings per share growth in the six to eight percent range,” Akers concluded.

Results for the Fiscal Year Ended September 30, 2019
Operating income increased $18.2 million to $746.1 million for the year ended September 30, 2019, compared to $727.9 million in the prior year, which primarily reflects positive rate outcomes, customer growth in the distribution business and higher volumes and margins in our pipeline and storage segment, partially offset by higher operation and maintenance, depreciation and property tax expenses in the current year.
Distribution Contribution Margin increased $33.7 million to $1,476.9 million for the year ended September 30, 2019, compared with $1,443.2 million in the prior year. Contribution Margin reflects a net $33.0 million increase in rates, primarily in the Mid-Tex, Mississippi, West Texas and Louisiana divisions. In addition, customer growth increased $12.8 million, primarily in our Mid-Tex division. These increases were partially offset by decreases of $9.6 million in pass-thru taxes and consumption of $2.3 million, primarily in our Mid-Tex division.
Pipeline and storage Contribution Margin increased $61.7 million to $567.4 million for the year ended September 30, 2019, compared with $505.7 million in the prior year. This increase is primarily attributable to a net $46.5 million increase in revenue from GRIP filings approved in fiscal 2018 and 2019. In addition, transportation revenues increased Contribution Margin by a net $12.2 million due to wider spreads and positive supply and demand dynamics impacting the Permian Basin.
Operation and maintenance expense for the year ended September 30, 2019 was $630.3 million, compared with $594.8 million for the prior year. The $35.5 million increase primarily reflects increased pipeline maintenance and related spending as well as employee, training and software license expenses in the current year, partially offset by the absence of expenses incurred for the Northwest Dallas outage in the prior year.
Capital expenditures increased $225.9 million to $1,693.5 million for the year ended September 30, 2019, compared with $1,467.6 million in the prior year, due to continued spending for infrastructure replacements and enhancements.
For the year ended September 30, 2019, the company generated operating cash flow of $968.8 million, a $155.9 million decrease compared with the year ended September 30, 2018. The year-over-year decrease is primarily attributable to working capital changes, particularly in our distribution segment resulting from the timing of payments for natural gas purchases and deferred gas cost recoveries.
Our equity capitalization ratio at September 30, 2019 was 59.0%, compared with 56.7% at September 30, 2018. The increase primarily reflects the effects of our fiscal 2019 financing activities and lower short-term debt at September 30, 2019.

Results for the Three Months Ended September 30, 2019
Operating income decreased $0.9 million to $89.7 million for the three months ended September 30, 2019 compared to the prior-year quarter primarily due to higher operating expenses. Increased Contribution Margins in both our distribution and pipeline and storage segments were more than offset by higher operation and maintenance and depreciation expenses in the current-year quarter.
Distribution Contribution Margin increased $13.5 million to $282.8 million for the three months ended September 30, 2019, compared with $269.3 million in the prior-year quarter. Contribution Margin reflects a net $9.3 million increase in rates, primarily in our Mid-Tex, Louisiana and West Texas divisions, a $2.4 million increase in consumption and a $2.2 million increase from customer growth, primarily in our Mid-Tex division.
Pipeline and storage Contribution Margin increased $14.9 million to $147.5 million for the three months ended September 30, 2019, compared with $132.6 million in the prior-year quarter. This increase is attributable to a net $13.1 million increase in rates, due to the GRIP filings approved in fiscal 2018 and 2019, and a net increase of $2.0 million due to wider spreads and positive supply and demand dynamics in the Permian Basin.
Operation and maintenance expense for the three months ended September 30, 2019, was $177.7 million, compared with $162.8 million for the prior-year quarter. This $14.9 million increase was primarily driven by increased pipeline maintenance and related activities and higher employee and training costs in the current-year quarter.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2020 earnings to be in the range of $4.58 to $4.73 per diluted share. Capital expenditures for fiscal 2020 are expected to range between $1.85 billion and $1.95 billion.

Conference Call to be Webcast November 7, 2019
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2019 financial results on Thursday, November 7, 2019, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in subsequent filings with the Securities and Exchange Commission.
Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information in this news release utilizes certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). Specifically, the company uses Contribution Margin, defined as operating revenues less purchased gas cost, to discuss and analyze its financial performance. Its operations are affected by the cost of natural gas, which is passed through to its customers without markup and includes commodity price, transportation, storage, injection and withdrawal fees, along with hedging settlements. These costs are reflected in the income statement as purchased gas cost. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues.  Accordingly, the company believes Contribution Margin is a more useful and relevant measure to analyze its financial performance than operating revenues. The term Contribution Margin is not intended to represent operating income, the most comparable GAAP financial measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.
In addition, the enactment of the TCJA required the company to remeasure its deferred tax assets and liabilities at its new federal statutory income tax rate as of December 22, 2017, which resulted in the recognition of a non-cash income tax benefit during the year ended September 30, 2018. Due to the non-recurring nature of this benefit, the company believes that net income and diluted earnings per share before the one-time, non-cash income tax benefit, provides a more useful and relevant measure to analyze its financial performance than net income and diluted earnings per share in order to allow investors to better analyze the company's core results and allow the information to be presented on a comparative basis to the prior year. Accordingly, the discussion and analysis of the company's financial performance will reference adjusted net income and adjusted diluted earnings per share, which is calculated as follows:

	Three Months Ended September 30
	2019	2018	Change
	(In thousands, except per share data)
Net income	$58,406	$38,747	$19,659
TCJA non-cash income tax expense	—	6,740	(6,740)
Adjusted net income	$58,406	$45,487	$12,919

Diluted net income per share	$0.49	$0.35	$0.14
Diluted EPS from TCJA non-cash income tax expense	—	0.06	(0.06)
Adjusted diluted net income per share	$0.49	$0.41	$0.08

	Year Ended September 30
	2019	2018	Change
	(In thousands, except per share data)
Net income	$511,406	$603,064	$(91,658)
TCJA non-cash income tax benefit	—	(158,782)	158,782
Adjusted net income	$511,406	$444,282	$67,124

Diluted net income per share	$4.35	$5.43	$(1.08)
Diluted EPS from TCJA non-cash income tax benefit	—	(1.43)	1.43
Adjusted diluted net income per share	$4.35	$4.00	$0.35

About Atmos Energy
Atmos Energy Corporation is the nation’s largest fully regulated, natural gas-only distributor of safe, clean, efficient and affordable energy. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and our infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. An S&P 500 company headquartered in Dallas, Atmos Energy serves more than 3 million distribution customers in over 1,400 communities across eight states and manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.  Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30
(000s except per share)	2019	2018
Operating revenues
Distribution segment	$2,745,461	$3,003,047
Pipeline and storage segment	567,024	507,713
Intersegment eliminations	(410,637)	(395,214)
	2,901,848	3,115,546
Purchased gas cost
Distribution segment	1,268,591	1,559,836
Pipeline and storage segment	(360)	1,978
Intersegment eliminations	(409,394)	(393,966)
	858,837	1,167,848
Contribution Margin	2,043,011	1,947,698
Operation and maintenance expense	630,308	594,795
Depreciation and amortization	391,456	361,083
Taxes, other than income	275,189	263,886
Total operating expenses	1,296,953	1,219,764
Operating income	746,058	727,934
Other non-operating income (expense)	7,404	(10,144)
Interest charges	103,153	106,646
Income before income taxes	650,309	611,144
Income tax expense	138,903	8,080
Net income	$511,406	$603,064

Basic net income per share	$4.36	$5.43
Diluted net income per share	$4.35	$5.43
Cash dividends per share	$2.10	$1.94
Basic weighted average shares outstanding	117,200	111,012
Diluted weighted average shares outstanding	117,461	111,012

	Year Ended September 30
Summary Net Income by Segment (000s)	2019	2018
Distribution	$328,814	$442,966
Pipeline and storage	182,592	160,098
Net income	$511,406	$603,064

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30
(000s except per share)	2019	2018
Operating revenues
Distribution segment	$403,793	$407,476
Pipeline and storage segment	147,706	132,662
Intersegment eliminations	(107,816)	(95,438)
	443,683	444,700
Purchased gas cost
Distribution segment	120,993	138,138
Pipeline and storage segment	184	72
Intersegment eliminations	(107,507)	(95,125)
	13,670	43,085
Contribution Margin	430,013	401,615
Operation and maintenance expense	177,736	162,843
Depreciation and amortization	100,919	92,657
Taxes, other than income	61,643	55,486
Total operating expenses	340,298	310,986
Operating income	89,715	90,629
Other non-operating income (expense)	9,250	(2,090)
Interest charges	28,763	24,484
Income before income taxes	70,202	64,055
Income tax expense	11,796	25,308
Net income	$58,406	$38,747

Basic net income per share	$0.49	$0.35
Diluted net income per share	$0.49	$0.35
Cash dividends per share	$0.525	$0.485
Basic weighted average shares outstanding	119,345	111,926
Diluted weighted average shares outstanding	119,824	111,926

	Three Months Ended September 30
Summary Net Income by Segment (000s)	2019	2018
Distribution	$9,838	$13,280
Pipeline and storage	48,568	25,467
Net income	$58,406	$38,747

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2019	2018
Net property, plant and equipment	$11,787,669	$10,371,147
Cash and cash equivalents	24,550	13,771
Accounts receivable, net	230,571	253,295
Gas stored underground	130,138	165,732
Other current assets	72,772	46,055
Total current assets	458,031	478,853
Goodwill	730,706	730,419
Deferred charges and other assets	391,213	294,018
	$13,367,619	$11,874,437

Shareholders' equity	$5,750,223	$4,769,951
Long-term debt	3,529,452	2,493,665
Total capitalization	9,279,675	7,263,616
Accounts payable and accrued liabilities	265,024	217,283
Other current liabilities	474,697	547,068
Short-term debt	464,915	575,780
Current maturities of long-term debt	—	575,000
Total current liabilities	1,204,636	1,915,131
Deferred income taxes	1,300,015	1,154,067
Regulatory excess deferred taxes	705,101	739,670
Deferred credits and other liabilities	878,192	801,953
	$13,367,619	$11,874,437

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2019	2018
Cash flows from operating activities
Net income	$511,406	$603,064
Depreciation and amortization	391,456	361,083
Deferred income taxes	132,004	158,271
One-time income tax benefit	—	(158,782)
Other	10,589	26,165
Changes in assets and liabilities	(76,686)	134,861
Net cash provided by operating activities	968,769	1,124,662
Cash flows from investing activities
Capital expenditures	(1,693,477)	(1,467,591)
Proceeds from the sale of discontinued operations	4,000	3,000
Debt and equity securities activities, net	(2,784)	(8,325)
Use tax refund	—	790
Other, net	8,601	8,560
Net cash used in investing activities	(1,683,660)	(1,463,566)
Cash flows from financing activities
Net increase (decrease) in short-term debt	(110,865)	128,035
Proceeds from issuance of long-term debt, net of premium/discount	1,045,221	—
Net proceeds from equity offering	694,103	395,092
Issuance of common stock through stock purchase and employee retirement plans	19,323	19,563
Settlement of interest rate swaps	(90,141)	—
Repayment of long-term debt	(575,000)	—
Cash dividends paid	(245,717)	(214,906)
Debt issuance costs	(11,254)	—
Other	—	(1,518)
Net cash provided by financing activities	725,670	326,266
Net increase (decrease) in cash and cash equivalents	10,779	(12,638)
Cash and cash equivalents at beginning of period	13,771	26,409
Cash and cash equivalents at end of period	$24,550	$13,771

	Three Months Ended September 30		Year Ended September 30
Statistics	2019	2018	2019	2018
Consolidated distribution throughput (MMcf as metered)	66,184	64,600	470,554	451,383
Consolidated pipeline and storage transportation volumes (MMcf)	204,810	179,444	721,998	663,900
Distribution meters in service	3,291,835	3,256,336	3,291,835	3,256,336
Distribution average cost of gas	$3.68	$4.44	$4.02	$5.19
###